Exhibit 3.283

POTOMAC COFFEE, LLC

STATE OF DELAWARE

CERTIFICATE OF FORMATION

Pursuant to Section 18—201 of the Delaware Limited Liability Company Act, the undersigned, as an authorized person, executes and files this Certificate of Formation as of the date set forth below in the office of the Secretary of State of Delaware in order to form a Delaware limited liability company, and states as follows:

FIRST: The name of the limited liability company is Potomac Coffee, LLC.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The duration of the limited liability company is perpetual.

FOURTH: The purpose of the limited liability company is to engage in any lawful set or activity for which limited liability companies may be organized under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Potomac Coffee, LLC this 17th day of May, 2004.

/s/ Jason Northcutt
Jason Northcutt
Authorized Person